SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 6, 2006

AtriCure, Inc.

(Exact name of registrant as specified in charter)

Delaware	000-51470	34-1940305
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6033 Schumacher Park Drive West Chester, OH	45069
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 755-4100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

In consultation with the Compensation Committee, our Board of Directors approved changes on April 6, 2006 to the compensation given to our non-employee directors, effective immediately. Directors will now receive an annual retainer of $20,000, with additional fees of $25,000 to the Chairman of the Board, $10,000 to the Chair of the Audit Committee, $5,000 to the Chair of the Compensation Committee and $5,000 to the Chair of the Nominating and Corporate Governance Committee.

In addition, the initial stock option grant to non-employee directors upon joining our Board was increased from 20,000 shares to 50,000 shares, which vests one-fourth on each anniversary of the date of the grant. The annual stock option grant after each Annual Meeting of Stockholders to each of our non-employee directors who has been a director for at least six months was increased from 3,000 shares to 10,000 shares, which vests one-third on the earlier of each anniversary of the date of the grant or the Annual Meeting of Stockholders that year. In light of the change in initial stock option grants, the Board approved stock option grants for 30,000 shares to the non-employee directors who will stand for re-election at the Annual Meeting of Stockholders, which vest one-fourth on each anniversary of the date of grant. Vesting of the options described in this paragraph are subject to continued service as a director.

Non-employee directors also receive a fee for each Board meeting of $1,500 for in-person attendance and $500 for participation by telephone and a fee for each Committee meeting of $750 for in-person attendance and $350 for participation by telephone.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On April 6, 2006, our Board of Directors appointed Gene R. McGrevin to the Board and the Compensation Committee and he will receive director compensation described above.

A press release announcing the appointment was issued on April 12, 2006, a copy of which is being filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference in its entirety.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

No.	Description
99.1	Press release dated April 12, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATRICURE, INC.

By:	/s/ David J. Drachman
David J. Drachman
President and Chief Executive Officer

Dated: April 12, 2006

EXHIBIT LIST

No.	Description
99.1	Press release dated April 12, 2006.